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                                                                      Exhibit 23
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                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CMI Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 (No. 33-66274) of CMI Corporation of our report dated February 23, 2001, except as to Note 14, which is as of March 20, 2001, relating to the consolidated balance sheets of CMI Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in common stock and other capital, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of CMI Corporation.

Our report dated February 23, 2001 except as to note 14, which is as of March 20, 2001, contains an explanatory paragraph that states the status of the Company's financing arrangements, as more fully described in Note 3 to the consolidated financial statements, and the Company's significant loss in 2000 raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                                  KPMG LLP

Oklahoma City, Oklahoma
April 16, 2001